Resignation

I, Ivette Hunsinger, do hereby resign from my position as director and as an officer of Cruisestock, Inc., and confirm that I am entitled to no further compensation, stock, warrants or options, effective on this 12th day of December, 2006.

/s/ Ivette Hunsinger
Ivette Hunsinger

Subscribed and sworn to before me this 12th day of December, 2006.

/s/ Mary H. Ward                MARY H. WARD
Notary Public                   NOTARY PUBLIC
STATE OF TEXAS
My Commission Expires
OCTOBER 27, 2008

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